ELWOOD WINN

TERMINATION AND SEVERANCE AGREEMENT AND MUTUAL RELEASE

        THIS TERMINATION AND SEVERANCE AGREEMENT AND MUTUAL RELEASE (“Agreement and Release”) is made by and between FRESH BRANDS, INC. (along with and including its subsidiaries and affiliates, “FBI”) and ELWOOD F. WINN (“Winn”) effective as of this November 14, 2003.

        WHEREAS, to further the best interests of both FBI and Winn, Winn has elected to voluntarily resign from FBI effective as of this November 14, 2003 (“Resignation Date”), and FBI has elected to accept such resignation, on the terms and conditions set forth below.

        WHEREAS, in consideration of Winn agreeing to the terms and conditions of this Agreement and Release, FBI is willing to provide Winn with the severance payments and other additional benefits described below, to which he would not otherwise be entitled.

        NOW THEREFORE, FBI and Winn, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	Voluntary Resignation. As a result of Winn’s decision to voluntarily resign from FBI on the terms set forth herein, Winn’s employment with FBI will terminate in all respects effective for all purposes immediately. Winn also hereby resigns as an officer and director of FBI (including Fresh Brands Distributing, Inc. (“FBDI”) and Dick’s Supermarkets, Inc. (“DSI”)), effective immediately. FBI hereby accepts such resignations, including on behalf of FBDI and DSI.

2.	Transition Plan; Consulting Services. In exchange for the severance payments and other additional benefits provided hereunder to which he would not otherwise have been entitled, Winn: (i) has prepared and submitted to FBI a list of all of his pending matters that he is working on and a transition plan associated with each such matter and (ii) from the Resignation Date through February 13, 2004, Winn shall provide telephonic consulting services on an “as needed” basis as may be reasonably requested by or on behalf of FBI.

3.	Severance Payments and Other Additional Benefits. Subject to Winn’s compliance with this Agreement and Release:

A.	On or before November 26, 2003, FBI will pay Winn for his 20 unused vacation days (less required withholdings). After the Resignation Date, as severance payments hereunder and in consideration of Winn’s other covenants hereunder, FBI will continue to pay Winn the pro rata amount of his current base salary compensation (less required withholdings) through February 13, 2004. Such severance payments will be paid on FBI’s normal payroll dates.

B.	After the Resignation Date, Winn will be offered COBRA coverage eligibility for family health and dental insurance coverage. Should Winn wish to carry COBRA coverage, he will be responsible for personally paying all of the necessary premium payments. Details of COBRA coverage will be provided separately to Winn upon his request.

C.	Other than as set forth above, Winn’s coverage under all other group benefits programs maintained by FBI will cease as of the Resignation Date.

D.	After the Resignation Date, Winn may exercise his currently outstanding stock options (the “Option Agreements”) pursuant to the terms and conditions of such Option Agreements.

E.	After the Resignation Date, subject to the terms of FBDI’s Retirement Savings Plan and Executive Benefit Restoration Plan, Winn shall be entitled to receive the vested balances in his accounts within such plans.

F.	FBI shall provide mutually agreed upon appropriate positive job references to third parties upon Winn’s or such parties’ request. FBI shall not discuss Winn or his job performance with any third parties in a manner that is inconsistent with such job references.

G.	During the three month period immediately following the Resignation Date, FBI shall continue to provide Winn a cellular telephone with the cost thereof to be paid by FBI so long as such cost is reasonable in light of previous costs incurred by FBI for Winn’s telephone.

H.	Winn is not entitled to, and hereby waives, any other severance, compensation or bonuses, or other benefits, except as otherwise specifically provided in this Agreement and Release or in the Option Agreements.

4.	Access. Winn’s access to FBI’s offices will end on Sunday, November 16, 2003. When Winn delivers this Agreement and Release to FBI, he shall also deliver all keys and/or access cards.

5.	Return of All FBI Documents and Property. No later than Sunday, November 16, 2003, Winn will return to FBI all documents and property (including, without limitation, all records, memoranda, notes, correspondence, client information, reports, manuals, plans, computer discs, tapes and files, printouts, software, presentations and the like, including all copies thereof, computers, telephones, PDAs, equipment, and the like) in his possession or under his control pertaining to FBI’s business, excluding only Winn’s personal files and property; provided, however, that Winn shall return the cellular telephone provided to him by FBI on or before February 13, 2004. Winn will not copy or cause to be copied any of FBI’s records nor cause a removal of any record, document or property belonging to FBI from the premises without authorization from FBI.

6.	Noncompetition and Confidentiality Obligations. In exchange for the severance payments and other additional benefits provided hereunder to which he would not otherwise have been entitled:

A.	Winn hereby agrees not to, for a period from and after the Resignation Date through December 31, 2004 (the “Noncompetition Period”):

(i)	engage in, continue in or carry on any business which competes with any of FBI’s existing corporate or franchised supermarkets (the “Stores”), including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii)	consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of any of the Stores in any respect including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competitor;

(iii)	hire, offer to hire, or solicit for employment any person who, at any time during the Noncompetition Period, has been an employee of FBI, without the prior consent of FBI, until such person has been separated from employment by FBI for at least 180 days; or

(iv)	engage in any practice, the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects any of the Stores or FBI;

provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. FBI and Winn agree that the geographic scope of this covenant not to compete shall be limited to the State of Wisconsin. FBI and Winn agree that FBI may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, and shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Winn recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder in exchange for his foregoing obligations.

B.	Winn hereby agrees not to, for a period of two years from and after the Resignation Date, participate or engage in any activity whatsoever, either directly or indirectly, in connection with or in support of any indication of interest, proposal, offer or other transaction to acquire all, or any substantial part, of FBI.

C.	Prior to and for an indefinite period after the Resignation Date, Winn will not directly or indirectly disclose to any person or entity (other than FBI or one of its representatives or agents), or otherwise use for Winn’s own or any other purposes, any confidential or proprietary information related in any way to FBI or its clients or prospects that Winn has received or learned of as an employee of FBI, without the prior written consent of an FBI officer. Winn understands and agrees that this is an absolute and strict obligation of confidentiality and nonuse of information important to FBI’s continued business success. Additionally, Winn will not at any time divulge the circumstances or terms of this Agreement (however, Winn is free to discuss the terms of this Agreement with his immediate family members and with legal and tax advisors as necessary to obtain advice and assistance, as required by any court order or as reasonably required to prosecute or defend an action for breach of this Agreement). Winn recognizes and agrees that additional consideration to which he would not otherwise be entitled is being provided to him hereunder in exchange for his foregoing obligations.

D.	In the event of any breach by Winn of any of the covenants herein contained in this Section 6, it is specifically understood and agreed that FBI shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction or otherwise.

E.	The foregoing restrictions in this Section 6 are deemed fair and reasonable to FBI and Winn, and Winn acknowledges and agrees that these restrictions are necessary to protect FBI from the unfair competition of Winn who, as a result of his association and position with FBI, has had access to, used and acquired confidential information of FBI pertaining to its customers, business and operation. Winn acknowledges and agrees that such confidential information is of special and unique value to, and constitutes a valuable asset of, FBI, and that the duration and scope of the restrictive covenants contained herein are reasonable and necessary to protect FBI.

7.	Winn’s Release.

A.	In consideration of the severance payments and additional benefits provided to Winn herein to which he would not otherwise have been entitled, Winn, individually, and as an officer, director, employee and shareholder of FBI and in all other capacities, does hereby fully and completely forever discharge, waive and release, and covenants not to sue, FBI and its past, present and future employees, agents, representatives, officers, directors and shareholders, from and with respect to any and all actions, causes of action, claims, demands, damages, liabilities, costs, expenses and/or compensation of any kind and nature whatsoever (collectively and individually, “Claims”) on account of, or in any way growing out of, any and all known and unknown facts, circumstances or matters resulting from or related to (i) Winn’s employment with FBI; and/or (ii) the termination of Winn’s employment with FBI; provided, however, that this release does not relate to any claims for a breach or default by FBI of this Agreement and Release and/or the Option Agreements.

B.	By way of example only and without in any way limiting the generality of the foregoing language, Winn’s release includes a complete release of any and all Claims under the Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq.; the Americans with Disabilities Act of 1991, 42 U.S.C. §12l1-1217; the Rehabilitation Act of 1973, as amended, through 1988; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq.; the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; the Wisconsin Fair Employment Law, § 111.33, et seq., Wis. Stats.; the Wisconsin Family and Medical Leave Act, § 103.10, Wis. Stats., and any other federal, state or local statute, ordinance or regulation dealing in any respect with employment, discrimination or termination of employment, and in addition, from any Claims brought on the basis of alleged wrongful or retaliatory discharge, breach of an oral or written contract, misrepresentation, defamation, interference with contract or tortuous conduct.

C.	It is the intention of Winn in executing this Agreement and Release that these provisions of this Section 7 shall be effective as a complete bar to each and every Claim hereinabove described and that these provisions shall be binding upon Winn and his agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.

8.	FBI’s Release.

A.	FBI does hereby fully and completely forever discharge, waive and release, and covenants not to sue, Winn and his agents, attorneys, representatives, successors and assigns from any and all Claims on account of, or in any way growing out of, any and all known and unknown facts, circumstances or matters resulting from or related to Winn’s employment or the termination of his employment or both at FBI; provided, however, that this release does not relate to any claims for a breach or default by Winn of this Agreement and Release and/or the Option Agreements.

B.	It is the intention of FBI in executing this Agreement and Release that these provisions of this Section 8 shall be effective as a complete bar to each and every Claim hereinabove described and that these provisions shall be binding upon FBI and its past, present and future employees, agents, attorneys, representatives, officers, directors, successors and assigns.

9.	Non-Disparagement; Cooperation; Publicity. From and after the execution of this Agreement and Release, Winn will not act in any way to harm or disrupt FBI’s business or personal relationships with its shareholders, franchisees, franchisee prospects, acquisition prospects, employees, vendors, banks, bank prospects, landlords, landlord prospects or other business relationships, or disparage in any way FBI or any of its directors, officers, employees, shareholders or business operations.

10.	Unemployment Compensation. This Agreement and Release will not bar Winn from filing for unemployment compensation. FBI will not contest any unemployment compensation claim by alleging voluntary resignation or misconduct, if such a claim is filed.

11.	Acceptance. Winn acknowledges that he has had sufficient time to read this Agreement and Release and consider his acceptance of this Agreement and Release and voluntarily enters into this Agreement and Release with full knowledge of its meaning and consequences. In entering into this Agreement and Release, Winn is relying on his own judgment and knowledge and not on representations or statements made by FBI, its shareholders, directors, officers, employees or agents. Winn is aware of his right to consult an attorney before entering into this Agreement and Release. Winn has executed this Agreement and Release in consideration for the substantial severance benefits described above and Winn acknowledges and agrees that these payments represent substantial consideration in addition to anything of value that he is otherwise entitled to receive from FBI. These severance payments are sufficient to fully support this Agreement and Release and the termination of Winn’s employment.

12.	Revocation. For a period of seven (7) days following the execution of this Agreement and Release, Winn may revoke it in writing to the Chairman of the Board of Directors of FBI. This Agreement and Release will not become effective or enforceable until the revocation period has expired. If this Agreement and Release is revoked by Winn, then any payment made in accordance with it shall be immediately repaid by Winn to FBI and all future obligations or agreements of FBI and Winn hereunder shall be null and void.

13.	Non-Admission. The parties’ participation in this Agreement and Release is not to be construed an admission of any wrongdoing or liability whatsoever by or on behalf of FBI, its employees or agents or Winn.

14.	Governing Law. This Agreement and Release shall be construed and enforced in accordance with the laws of the State of Wisconsin.

15.	Relationship of Severance Benefits to Winn’s Rights Under Other Benefit Plans. Winn agrees that the severance payments and other additional benefits and other consideration payable to him hereunder shall not be taken into account for purposes of determining his benefits under any other qualified or nonqualified plans of FBI.

16.	Violation of this Agreement and Release-Loss of Benefits and Payment of Costs. If Winn breaches or violates this Agreement and Release in any way or if Winn brings an action asking that the Agreement and Release be declared invalid or unenforceable, Winn will tender back to FBI all payments, severance payments and other additional benefits and other consideration which Winn has received as consideration for this Agreement and Release (including under the Option Agreements and together with interest thereon at the prime rate), and all such future payments, severance benefits and other consideration shall immediately cease and be null and void. If Winn’s action is unsuccessful or if FBI successfully brings an action for his failure to comply with the terms of this Agreement and Release, Winn further agrees that he will pay all costs, expenses and reasonable attorneys’ fees incurred by FBI in its successful defense against the action Winn brought or in its successful prosecution of the action FBI brought. However, the previous two sentences shall not be applicable if Winn brings an action challenging the validity of this release under the Age Discrimination in Employment Act (which Winn may do without penalty under this Agreement and Release).

17.	Entire Agreement. This Agreement and Release constitutes the entire agreement between the parties.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement and Release as of the date first set forth above.

FRESH BRANDS, INC.
By: /s/ Walter G. Winding, III
Walter G. Winding, III
Chairman of the Board

I HEREBY ACKNOWLEDGE THAT I HAVE READ THE FOREGOING DOCUMENT, UNDERSTAND ITS CONTENTS, AND AGREE TO ITS TERMS AND CONDITIONS OF MY OWN FREE WILL. I UNDERSTAND THAT MY AGREEMENT CONTAINS A FINAL GENERAL RELEASE AND THAT I CAN MAKE NO FURTHER CLAIMS AGAINST FBI, OR AGAINST ANY OF ITS PRESENT OR FORMER SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IN CONNECTION WITH MY EMPLOYMENT BY FBI OR THE TERMINATION OF MY EMPLOYMENT WITH FBI.

/s/ Elwood F. Winn
Elwood F. Winn